EXHIBIT 3.8

WARRANT ASSIGNMENT AND JOINDER

Reference is made to that certain Warrant, dated as of July 19, 2002 (the “Warrant”), to purchase in the aggregate 502,750 shares of the common stock, $.0001 par value per share (“Common Stock”), of TDT Development, Inc., a Nevada corporation (the “Company”). Capitalized terms not defined herein shall have the meaning given to them in the Securities Purchase Agreement, dated as of May 15, 2002, by and among the Company, Stanford Venture Capital Holdings, Inc., a Delaware corporation (“Stanford”), Stronghold Technologies, Inc., a New Jersey corporation, Pietro Bortolatti and Christopher J. Carey.

Now therefore, for value received, Stanford (“Holder”), hereby sells, assigns and transfers unto Daniel T. Bogar (“Assignee”) the right to purchase 62,844 shares of Common Stock represented by the Warrant (“Warrant Shares”).

By execution and delivery of this Warrant Assignment and Joinder, Assignee, as successor to Holder with respect of the Warrant Shares (i) will be deemed to be a party to the Warrant and the Registration Rights Agreement, incorporated by this reference as though fully set forth herein, (ii) authorizes this Warrant Assignment and Joinder to be attached to the Warrant, and (iii) represents and warrants that Assignee is an Accredited Investor.

Assignee, as successor to Holder with respect to the Warrant Shares, will have all rights, and shall observe all the obligations, applicable to a “Holder” as set forth in the Warrant, an “Investor” as set forth in the Registration Rights Agreement as though such Assignee had executed the Warrant and the Registration Rights Agreement as an initial Holder or Investor thereunder, and confirms his obligations under the Warrant and the Registration Rights Agreement.

Date: July 19, 2002

COMPANY TDT Development, Inc.		HOLDER Stanford Venture Capital Holdings, Inc.

By:	/s/ Pietro Bortolatti	By:	/s/ James M. Davis

Name:	Pietro Bortolatti	Name:	James M. Davis

Title:	President and CEO	Title:	President and CEO
ASSIGNEE

/s/ Daniel T. Bogar

Daniel T. Bogar 1016 Sanibel Drive Hollywood, FL 33019